Exhibit 10.10

CORPORATE OFFICE 21700 Barton Road Colton, CA 92324 (909) 433-3100

February 19, 2012

Sudarsan V. Thattai

2624 Palos Verdes Drive

Palos Verdes, California 90274

(803) 404-0458

Re:	Offer of Employment

Dear Sudarsan:

We are pleased and excited to offer you the position of Chief Information Officer (“CIO”) of Lineage Logistics Holdings, LLC (“Lineage” or “Company”), with a starting date as early as March 1, 2013. We would like to work with you to ensure a successful transition to the Lineage team. This letter outlines important aspects of employment with the Company.

As CIO, you will report to Bill Hendricksen and will work at our headquarters, currently located in Colton, California. Your starting salary will be $245,000 per annum, which will be paid to you using our customary payroll practice. Except as provided in this letter your title, reporting relationships, location, responsibilities and compensation may change at the discretion of the Company. You will be expected to comply with all rules, policies and procedures of the Company as modified from time to time.

You will also be eligible for an annual discretionary bonus program representing up to 35% of your base salary, which will be in line with the program set out for other senior managers. This bonus will be determined by your achievement of certain KPis to be determined as well as the overall performance of the business. Given the nature of your work, your bonus will be more heavily weighted towards your individual KPIs than other team members with P&L control. Achievement of your full bonus potential would result in annual compensation of $330,750. Your initial bonus would correspond to the 2013 fiscal year and would be pro-rated for the days you are with the company in 2013.

In 2013 you will also be eligible for a special bonus of $25,000 based on your performance and in helping Lineage meet its near-term technology objectives (to be determined). Upon your achievement of such near-term objectives, the special bonus will be paid to you retroactively on a pro-rated basis for 2013. Furthermore, this bonus (on an annualized basis) will be added to your base pay in 2014 and thereafter, meaning your base salary can increase to $270,000.

You will also become a participant in our management long-term incentive plan which will include a grant of common units effective as of your start date. These common

LINEAGE LOGISTICS: 423 Washington Street, 7th Floor, San Francisco, CA 94111 1(800) 678-7271

CORPORATE OFFICE 21700 Barton Road Colton, CA 92324 (909) 433-3100

units represent a profits interest in the Company which will allow you to participate in the value appreciation of the Company above an accruing threshold, subject to certain vesting and other restrictions. We expect the value of this equity, if fully vested, to be worth approximately $1,000,000 in five years under our base case, though the ultimate value may range significantly up or down from this expectation. We will provide you with more details of this plan upon your acceptance of this offer. We expect the units to qualify for long-term capital gains.

We understand that you plan to move closer to our headquarters during your transition period. During your initial six months of employment with us, the Company will pay for you to stay at a hotel near headquarters once a week if you are working late and will reimburse you for mileage to assist with the cost of the commute. Lineage will also reimburse you for hard out of pocket moving costs up to $5,000 through the Company’s expense program with the provision of receipts.

Your position will be based at our headquarters in Colton, CA and is classified as exempt, meaning that you are not eligible for additional compensation based on the number of hours you work each week.

The Company maintains a number of benefit plans and arrangements that are generally available to Company employees, including paid time off, health care insurance and other typical benefit programs. You will participate in these plans in the same manner as other Company employees, subject to meeting eligibility requirements. We encourage you to review the Company’s Employee Handbook for a detailed explanation of certain of these benefits. Allen Merrill will be glad to provide additional information about our benefit programs. Please note that to meet business needs, the Company may modify or eliminate any or all of these benefits at times of its choosing.

The employment relationship between you and the Company will be at-will. This means that the employment relationship is for no specific term and may be terminated by either you or the Company at any time for any reason, with or without cause or advance notice. That being said, we understand you are making a long term commitment to our organization and as such we are willing to offer you conditional severance of six months base salary, including benefits. If it is your decision to terminate, we expect that you will continue to support the Company during the six month severance period. If it is your decision to terminate and you accept another job before the end of your severance period, the Lineage severance payments will end upon your acceptance of your new position. If you are terminated for “cause,” you will not be entitled to any such severance payment. We expect to finalize the terms of this severance arrangement and the language for “cause” with you in writing prior to your employment.

The Company’s business and activities require a degree of confidentiality. All employees are required as a condition of employment to sign our standard Employee

LINEAGE LOGISTICS: 423 Washington Street, 7th Floor, San Francisco, CA 94111 1(800) 678-7271

CORPORATE OFFICE 21700 Barton Road Colton, CA 92324 (909) 433-3100

Confidentiality and Assignment of Intellectual Property Agreement. Please do not hesitate to ask any questions before signing. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Also, by signing below you affirm that you are not a party to any agreements that would limit your ability to perform your duties for us.

This offer and your start date also are contingent on obtaining appropriate documentation establishing your right to work and satisfactory completion of a criminal background check. In particular, we will want to better understand your permanent residency status and what Lineage needs to do to help you through that process.

This letter and the attached agreement contain our entire agreement regarding your employment, and the Company has made no other promises or representations to you on that subject. The terms and conditions stated in this letter, including the at-will relationship, may be modified only if such changes are agreed to in writing by you and an officer of the Company.

If the understandings in this letter are agreeable to you, please sign this letter below and return this letter and the enclosed agreement to me.

We are looking forward to having you join our team.

Sincerely,

Bill Hendricksen

Employee Acceptance:

Signature:	/s/ Sudarsan V. Thattai	Date: 02/19/2013
Name: Sudarsan V. Thattai

LINEAGE LOGISTICS: 423 Washington Street, 7th Floor, San Francisco, CA 94111 1(800) 678-7271